Exhibit 5.1
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154
August 8, 2007
Board of Directors
Novint Technologies, Inc.
4109 Bryan Avenue, NW
Albuquerque, New Mexico 87114
Re:	Novint Technologies, Inc. Registration Statement on Form SB-2
Gentlemen:
     We have acted as counsel for Novint Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Post Effective Amendment to a Registration Statement on Form SB-2 (Registration No. 333-115548) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), relating to the public sale of 3,192,900 shares of common stock offered for resale by certain selling stockholders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.
     In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended, (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.
     Based upon the foregoing, we are of the opinion that (i) the 2,777,900 shares of common stock to be issued pursuant to the warrants, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable; and (ii) the 415,000 outstanding shares of common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable.

Board of Directors
Novint Technologies, Inc.
August 8, 2007

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ Richardson & Patel LLP
RICHARDSON & PATEL LLP